Exhibit 99.1

MySize Issues CEO Letter to Shareholders

Airport City, Israel – PRNewswire – Dec. 29, 2025 - MySize inc. (Nasdaq: MYSZ) (“MySize” or the “Company”), a global provider of AI-driven sizing solutions, footwear fit-tech, and retail innovation, today issued a Letter to Shareholders from Ronen Luzon, Chief Executive Officer.

Dear Shareholders,

MySize today is fundamentally different from the company the market may remember. We operate four active businesses generating real revenue, serve customers globally, and are executing on a clear path toward operating scale.

Where We Stand Today

MySize operates four businesses under a unified platform strategy, focused on solving structural challenges in the global fashion industry through AI-driven sizing, commerce enablement, resale infrastructure, and data intelligence.

Based on our current run-rate, contracted customers, and visibility across our operating units, we expect to close 2025 with approximately $10 million in revenue. We do so with an estimated $4 million in cash on the balance sheet at the end of 2025, providing operational runway and flexibility.

Our current operating plan is funded by existing resources. Our focus today is execution, integration, and disciplined scaling-not survival.

A Platform, Not a Point Solution

MySize is no longer a single-product company. Our competitive advantage is not any one technology, but the integration layer across our platform. By combining sizing AI, commerce infrastructure, and resale logistics, we address problems that fragmented point solutions cannot solve.

This integrated approach creates meaningful switching costs, improves customer economics, and generates data network effects that strengthen as adoption grows.

Revenue Trajectory and Operating Leverage

As we move into 2026, our execution plan supports a trajectory toward an estimated $15 million in revenue, driven primarily by expansion within existing customer relationships and full-year contributions from recent integrations, and the cross-selling opportunities across our synergistic businesses.

As revenue scales toward these levels, we expect to demonstrate meaningful progress toward operating breakeven, with improving unit economics and operating leverage becoming increasingly visible across the platform.

Looking further ahead, we believe our platform architecture and data assets create a credible path to materially higher scale. While longer-term outcomes depend on execution and market conditions, we see the potential to exceed the current annual revenue over time as these elements compound.

Why Now?

We believe 2025 represents an inflection year for MySize-where years of platform-building begin to translate into visible financial progress. The technology has been built. The customers are live. The revenue is real and growing.

Capital Discipline and Strategic Optionality

We approach capital allocation with discipline and care, informed by the significant investment already made to build this platform.

Our immediate focus is execution within our existing business lines. As the platform matures and we demonstrate consistent revenue growth, we plan to evaluate strategic opportunities-including selective partnerships or acquisitions-only where they strengthen our competitive position and create clear shareholder value. We intend that any such decisions will be approached selectively, transparently, and with strong alignment to shareholder interests.

Closing Perspective

When MySize was founded, it began life as a public company without a product, without revenue, and without customers. The early years required significant investment, resilience, and persistence, including navigating dilution, reverse splits, and a prolonged hostile takeover attempt. Those challenges were real and costly-but they are behind us.

The technology has been built. The platform is operating. The customers are live. The revenue is real.

What we expect lies ahead is not reinvention, but execution.

Thank you for your continued trust and support.

Sincerely,

Ronen Luzon

Chief Executive Officer

MySize, Inc.

About MySize, Inc.

MySize, Inc. (NASDAQ: MYSZ) is a global leader in omnichannel e-commerce platforms and AI-driven sizing solutions, including MySizeID and Naiz Fit. The Company’s solutions are designed to drive revenue growth, reduce operational costs, and enhance customer experiences for business clients worldwide.

We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn, Instagram, and X (formerly known as Twitter).

Estimated Preliminary Results for the Year Ending December 31, 2025 (Unaudited)

Set forth above are certain estimated preliminary financial results for the year ended December 31, 2025. These estimates are based on the information available to us at this time. Our actual results may differ materially from the estimated preliminary results presented due to the completion of our financial closing and accounting procedures, including final adjustments, the completion of the preparation and audit of the Company’s financial statements and the subsequent occurrence or identification of events prior to the filing of the audited consolidated financial statements for the fiscal year ending December 31, 2025, in the Company’s Annual Report on Form 10-K. The estimated preliminary financial results have not been audited or reviewed by our independent registered public accounting firm. These estimates should not be viewed as a substitute for our full interim or annual financial statements. Accordingly, you should not place undue reliance on this preliminary data. In addition, any such statements regarding the Company’s financial performance are not necessarily indicative of the Company’s financial performance that may be expected to occur for the fiscal year ending December 31, 2025, or for any future fiscal period.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to its strategic and business plans, technology, relationships, objectives, expectations for its business, growth, expected revenue guidance and potential merger and acquisition opportunities. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contact

Oren Elmaliah, CFO

ir@mysizeid.com